Exhibit 10.1

March 13, 2007

Richard F. Ziegler

Senior Vice President, Legal Affairs and

General Counsel

3M Center, Building 220-14W-07

St. Paul, MN 55144

Dear Richard:

First, let me thank you for your able service to 3M.  You have provided strong leadership of the Company’s legal function during an important period in the Company’s history, serving with three chief executive officers.  Your presence during Bob Morrison’s interim leadership and during my first year at 3M has added an important element of continuity in a period of change.  Based on our discussions in recent months, in which you have expressed an interest in retiring from the Company, we have agreed that this is a sensible time for you to transition to retirement and facilitate our selection of your successor.  The purpose of this letter is to formalize our understandings concerning the transition period and your retirement thereafter, which are as follows:

1.     As we have discussed, you will retire from the Company on January 1, 2008 and cease to serve as Senior Vice President, Legal Affairs and General Counsel effective March 31, 2007.

2.     3M has requested and you have agreed that during the period between April 1, 2007 and your retirement on January 1, 2008 (the “Transition Period”) you will assist in an orderly transition of your prior job responsibilities, as well as perform such special projects as you and I may mutually agree upon.  3M will provide you with reasonable administrative and other support during the Transition Period.

3.     During the Transition Period you will continue as an active status employee, but may pursue your other interests, whether personal or professional, as long as your other obligations do not prevent you from providing reasonable assistance in the orderly transition of your prior job responsibilities.  During the Transition Period, you will continue to receive your current base salary and benefits at all times subject to the terms of 3M’s benefit plans. In addition, you will remain eligible to receive annual incentive compensation for 2007 under the Executive Annual Incentive Plan with a target amount of $480,000 and with the actual amount to be determined solely by the performance of 3M during 2007 without any adjustment for individual performance.   Payment of such annual incentive compensation will be made at the same time and in the same form that 3M pays such annual incentive compensation to the other participants in such Plan.  You understand that in view of your decision to retire as of January 1, 2008, you will not receive grants during 2007 under either the 3M Performance Unit Plan or the Management Stock Ownership Program, as both of those are intended as incentives for future long-term performance.

4.     Following (and of course during) the Transition Period, you agree to reasonably cooperate with and provide assistance to 3M, with due regard for your other commitments, with respect to claims, threatened claims and legal proceedings arising out of matters that occurred during your employment with the Company as to which you have knowledge as a result of your employment.  3M will reimburse you for any expenses you reasonably incur in the course of providing such assistance.

5.     As of January 1, 2008, your employment with 3M shall end, and as a retiree you will be entitled to receive the following compensation and benefits pursuant to your employment agreement of November 19, 2002 (“2002 Employment Agreement”) as well as the provisions of 3M’s compensation and benefit plans, at all times subject to the terms of such compensation and benefit plans except insofar as the 2002 Employment Agreement or this letter agreement modifies such plans.

A.    Your outstanding 2005 and 2006 performance units under the 3M Performance Unit Plan will continue to earn out and will ultimately be paid following the completion of each respective performance period, in accordance with the terms of the PUP plan document.

B.    Your outstanding stock option grants under the Management Stock Ownership Program will continue to vest and be exercisable during the remainder of their 10-year terms, subject to the terms of the MSOP plan document.

C.    You will have coverage under the Portfolio II Retiree Medical Plan with an opening account balance of 54,000 retiree medical credits (i.e. the 39,000 retiree medical credits granted to you under the 2002 Employment Agreement and an additional 15,000 credits earned for your service through your retirement date) and an equivalent balance for your spouse.

D.    You will receive benefits under 3M’s qualified and nonqualified pension plans and the supplemental retirement benefit provided for in your 2002 Employment Agreement beginning immediately upon your retirement.  As provided in that Agreement, the sum of these supplemental retirement benefit payments (which will be based on a total of five years of 3M employment) and the pension benefits you receive pursuant to 3M’s qualified and nonqualified pension plans, will not be less than $300,000 per year.  This amount of at least $300,000 will be paid each year following your retirement irrespective of the method by which you elect upon retirement to receive your pension and supplemental retirement benefit payments, including if you elect to receive payments in the form of a 100% joint and survivor annuity.

E.     The 4,000 restricted shares of 3M common stock granted to you pursuant to your 2002 Employment Agreement will vest on January l, 2008 and will be delivered to you shortly thereafter. The remaining 4,000 shares of restricted stock granted to you pursuant to such agreement will be subject to forfeiture upon your retirement date.

F.     You will continue to be covered by a universal life insurance policy obtained pursuant to the Executive Life Insurance Plan, which shall be designed to provide a death benefit equal to approximately 1.5 times your final annual planned cash compensation of $1,199,000. 3M will continue to pay directly on your behalf the premiums payable with respect to such policy for as long as necessary to produce such coverage, subject to the provisions of such Executive Life Insurance Plan.    You shall continue to own that policy and are free to surrender it in exchange for the then-applicable surrender value whenever you wish in accordance with the policy’s terms, but in that event 3M’s obligations to pay any additional premiums shall cease.

G.    You will also receive the other retirement benefits and privileges for which other retired senior executives of 3M are generally eligible.

6.     In accordance with our usual practice, 3M has requested and you have agreed with the following:

A.    Immediate Release of Claims.  In consideration for the payments and benefits provided to you under the terms of this letter agreement, you agree to fully release and discharge 3M from liability for any and all claims, complaints, and liabilities of any kind, known or unknown, based on any action, decision, or event occurring prior to your signing this letter (each a “Claim”).  For purposes of this release, “3M” means:  3M Company including any 3M division or operating unit; any 3M subsidiary, 3M joint venture, or 3M affiliate (collectively “3M Affiliate”); each and every one of the officers, agents, directors, supervisors, employees, representatives of 3M or any 3M Affiliate; and any successor or assign of 3M or any 3M Affiliate.   This release specifically includes without limitation, all Claims relating to the terms and conditions of your employment with 3M and the ending of your employment, including any Claim based upon THE AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C. §§621, ET SEQ.; any federal, state or local employment discrimination laws, regulations or requirements, including, but not limited to Title VII of the Civil Rights Act, 42 U.S.C. §§2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. §§12101, et seq.; and the Minnesota Human  Rights Act, Minn. Stat. Ch. 363; any law, statute, ordinance or regulation enforceable in any other State relating to employment and/or employment discrimination; any other statute, ordinance, or regulation; any contract, quasi-contract or promissory estoppel; any tort, including wrongful discharge, misrepresentation, fraud, infliction of emotional distress, or defamation; or any other legal or equitable theory.

i.  Although by signing this letter agreement you are giving up each and every Claim you might have against 3M in any way relating to your employment, you are not giving up your right under federal law to file a charge of employment discrimination with the Equal Employment Opportunity Commission (EEOC) and/or participate in or cooperate with the EEOC in any EEOC proceeding.  You are also not giving up any right you may have under a state law to file a charge of employment discrimination under state law with a state agency concerned with employment discrimination, such as a state human rights commission, and/or participate in or cooperate with the state agency in any proceeding relating to a charge of employment discrimination.  However, even though you are not giving up the rights described in the two immediately preceding sentences regarding charges of discrimination, by signing this letter agreement you are giving up the right to personally collect any money damages and your right to personally receive any other non-monetary remedies that may result from any EEOC or other government agency proceeding relating to a charge of employment discrimination, unless a court holds that your release of all Claims in this letter agreement is invalid.

ii. You acknowledge that you have 21 days to consider whether to sign this letter agreement and accept its terms, including its release of Claims, but you have advised that you have carefully considered this agreement, including the release, and have exercised your right to waive the 21-day consideration period.  3M has advised and encouraged you to consult with counsel about the terms of this letter agreement.  You may rescind this letter agreement within 15 calendar days after signing it, which rescission may be done only by notifying 3M of that rescission in a writing delivered to 3M personally or by certified mail, return receipt requested, prior to the end of the 15-day period.  If mailed, the notice of rescission must be addressed as follows: Gregg M. Larson, Associate General Counsel and Secretary, 3M Company, P. O. Box 33428, St. Paul, MN 55133-3428.  If you do not sign and return this letter agreement to 3M by the end of the 21-day period, or if you rescind the letter agreement, neither 3M nor you will have any rights or obligations under this letter agreement.

Provided, however, that anything to the contrary notwithstanding, the foregoing release is not intended to, and does not, release any of your rights under this letter agreement, or to compensation and benefits (including without limitation retirement benefits) referred to in this letter agreement or any rights that you have to indemnification under your 2002 Employment Agreement, the 3M by-laws, or otherwise.

B.    Release at Time of Retirement.  Within 21 days of your retirement on January 1, 2008, you will sign a General Release of Claims in the form attached as Exhibit A.  The consideration for this General Release is described in this letter agreement.  Should you fail to sign the General Release within this 21-day period or should you rescind such General Release, then this letter agreement shall be deemed void ab initio and 3M shall have no obligations to you under this letter agreement and you agree to repay to 3M the total amount of any payments and benefits previously received pursuant to this letter agreement that you would not have been entitled to receive in the absence of this letter agreement.

C.    Termination prior to Retirement.  3M reserves the right to terminate your employment at any time prior to January 1, 2008 but only for Cause as defined in Section 9(e) of your 2002 Employment Agreement; provided, however, that (i) references to the term “Agreement” in your Employment Agreement’s definition of Cause shall include both that Employment Agreement and this letter agreement, and (ii) in the case of any alleged material breach of this letter agreement, including without limitation an alleged material breach of paragraph 6.D, you shall be entitled to notice and an opportunity to cure as provided in section 9(e) of your 2002 Employment Agreement.   In the event your employment is properly terminated for Cause, you will forfeit all remaining compensation or benefits that would otherwise have been paid or provided under the terms of this letter agreement other than the compensation or benefits you would have received or retained upon a termination for Cause in the absence of this letter agreement.

D.    Nondisparagement.    You will not (i) engage in or make any negative or disparaging act or statement (written or verbal) relating to 3M or any of its employees. officers or directors, or any of its products; (ii) engage in any act or make any statement that will be damaging to 3M’s business reputation; or (iii) cause or attempt to cause any other person to engage in any such act or make any such statement (written or verbal).

E.     Nonsolicitation.  Without the consent in writing of 3M, you will not, for a period of one year from the date you cease to be Senior Vice President, Legal Affairs, and General Counsel, acting alone or in conjunction with others, directly or indirectly: (i) hire or solicit any employee of 3M, or (ii) induce or attempt to induce any employee of 3M or any of its subsidiaries to terminate employment, provided that the foregoing provisions do not prevent you or an organization with which you become affiliated from offering employment to any employee of 3M or its subsidiaries who responds to a general solicitation not specifically directed at employees of 3M or who initiates a request to be considered for employment without any prior solicitation or inducement on your part.

7.     Your retirement on January 1, 2008 is voluntary on your part and for purposes of your 2002 Employment Agreement will be considered a termination by you other than for Good Reason. As a result, you expressly acknowledge and agree that you will not be entitled to receive any severance pay or severance benefits of any kind whatsoever on account of your retirement. While your 2002 Employment Agreement has expired, those of its provisions that by their terms survive the expiration remain in effect and will continue in effect during the Transition Period and thereafter.  This includes sections 1, 4, 5, 7, 8, 9 (Section 9 applies only during the Transition Period) and 10 of your 2002 Employment Agreement.  Also, nothing in this letter agreement is intended to supersede or release you from your obligations to 3M under the 3M Employee Agreement that you signed when you joined the Company. This Employee Agreement remains in full force and effect in accordance with its terms.  In particular, you acknowledge that you are still bound by the non-competition provisions of paragraph 3(F) of such Employee Agreement. All of your rights of indemnification and with respect to director and officer liability insurance shall also remain in full force and effect.

8.     This letter agreement, including Exhibit A, contains the entire understanding between you and 3M relating to the ending of your employment with 3M and it may be modified, amended or terminated only by a writing signed by you and 3M.  Nothing in this letter agreement, including 3M’s willingness to provide the compensation and benefits described above, is an admission by 3M that it violated your rights, or any statute or law, and 3M expressly denies any such violation.  This letter agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its or any other forum’s choice of law principles.  The parties agree that any litigation in any way relating to this letter agreement will be governed by Section 10 of your 2002 Employment Agreement.  You may not assign your rights and obligations under this letter agreement without the prior written consent of the Company.  It is expressively understood and agreed by the parties that this letter agreement and all of its terms shall be binding upon each party’s representatives, heirs, executors, administrators, successors and assigns.

Richard, let me thank you again for your service to 3M.  I hope the arrangements described in this letter agreement are consistent with your understanding of our discussions.  If so, please sign in the space provided below to accept this proposal.

Sincerely,

/s/ George W. Buckley

George W. Buckley
Chairman of the Board, President and
Chief Executive Officer

Accepted and Agreed:

/s/ Richard F. Ziegler

Richard F. Ziegler

Date: March 14, 2007

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[To be signed no later than January 22, 2008]

I, RICHARD F. ZIEGLER, voluntarily agree to execute this General Release of All Claims (the “Release”).  For purposes of this Release, the term “3M” includes past, present and future divisions, subsidiaries, joint ventures and affiliates of 3M Company and their officers, directors, employees, agents, insurers and legal counsel.

I am signing this Release in exchange for the benefits provided to me pursuant to the – M arch 14, 2007 letter agreement between 3M and me (the “Letter Agreement”).

I understand that I have at least 21 days to consider whether to sign this Release.  I understand that I may knowingly and voluntarily agree to waive the 21-day consideration period by electing to sign the Release before the 21 days have passed.  I understand, however, that I may not sign this Release before January 1, 2008.

What I Am Releasing

In consideration for the payments and benefits provided to me under the Letter Agreement, I fully release and discharge 3M from liability for any and all claims, complaints, and liabilities of any kind, known or unknown, based on any action, decision, or event occurring prior to my signing this Release (each a “Claim”). This specifically includes without limitation, all Claims relating to the terms and conditions of my employment with 3M, and the ending of my employment.

My release includes any Claim based upon:

1.             THE AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C. §§621, ET SEQ.; and

2.             Federal, state or local employment discrimination laws, regulations or requirements, including, but not limited to Title VII of the Civil Rights Act, 42 U.S.C. §§2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. §§12101, et seq.; the Minnesota Human Rights Act, Minn. Stat. Ch. 363; any law, statute, ordinance or regulation enforceable in any other State relating to employment and/or employment discrimination; any other statute, ordinance, or regulation; any contract, quasi-contract or promissory estoppel; any tort, including wrongful discharge, misrepresentation, fraud, infliction of emotional distress, or defamation; or any other legal or equitable theory.

Although by signing this Release I am giving up each and every Claim I might have against 3M in any way relating to my employment, I am not giving up my right under federal law to file a charge of employment discrimination with the Equal Employment Opportunity Commission (EEOC) and/or participate in or cooperate with the EEOC in any EEOC proceeding.  I also am not giving up any right I may have under a state law to file a charge of employment discrimination under state law with a state agency concerned with employment discrimination, such as a state human rights commission, and/or participate in or cooperate with the state agency in any proceeding relating to a charge of employment discrimination.  However, even though I am not giving up the rights described in the two immediately preceding sentences regarding charges of discrimination, signing this Release means that I have given up my right to personally collect any money damages and my right to personally receive any other non-monetary remedies that may result from any EEOC or other government agency proceeding relating to a charge of employment discrimination, unless a court holds that my release of all Claims in this Release is invalid.

What I Am Not Releasing or Otherwise Giving Up.

I am not releasing any of my rights under the letter agreement, or to compensation and benefits (including without limitation retirement benefits) referred to in the letter agreement, or any rights that I may have to indemnification under my November 19, 2002 employment agreement, the 3M by-laws, or otherwise.  I also am not waiving any rights I have with regard to events that occur after the date on which I sign this Release or with regard to claims the law does not permit to be waived or released.

Other Agreements.

This Release binds me and also binds my heirs, executors, administrators, assigns, agents, partners and successors in interest, and I confirm that no Claim covered by this Release has been assigned or given to someone else.

This Release and 3M’s agreement to provide me the benefits under the Letter Agreement is not an admission by 3M of any violation of my rights or of any statutory violation, and 3M expressly denies having violated any of my rights or any law.

I understand and agree that:  I have read this Release carefully; I have been given a fair opportunity to discuss the terms of this Release; I understand its provisions; prior to signing this Release, I was advised and encouraged to consult an attorney, and I understand I am hereby being advised and encouraged again to consult an attorney regarding the terms of this Release; I have determined that it is in my best interest to sign this Release; I have not based my decision to sign this Release on any statement or representation by 3M that is not contained in this Release or the Letter Agreement; and I have entered into this Release knowingly and voluntarily.

I may revoke this Release within 15 calendar days after signing it, by delivering a written notice of revocation, either personally or by certified mail, postmarked within the 15-day period, to:  Gregg M. Larson, Associate General Counsel and Secretary, 3M Company, P. O. Box 33428, St. Paul, MN 55133-3428.

THE ABOVE IS UNDERSTOOD,
AGREED AND ACCEPTED THIS
DAY OF JANUARY 2008

RICHARD F. ZIEGLER